AVX Reaches Settlement with the EPA and Commonwealth of Massachusetts regarding the New Bedford Harbor Superfund Site

Greenville, S.C – October 10, 2012 – AVX Corporation (AVX) reported that it has reached a financial settlement with respect to the EPA’s ongoing clean up of the New Bedford Superfund site in New Bedford, Massachusetts.

AVX’s involvement in this site arose from the operations of an alleged legal predecessor, Aerovox Corporation, which produced liquid filled capacitors adjacent to the harbor from the late 1930s through the early 1970s. Subsequent owners of the facility are dissolved or in bankruptcy. AVX itself never produced this type of capacitor, nor does it do so today.

Following legal action brought in 1983, AVX reached a settlement agreement with the United States and the Commonwealth of Massachusetts with respect to their claims relating to harbor clean up and alleged natural resource damages in 1992. That agreement was contained in a Consent Decree whereby AVX paid $72 million, including interest, toward the harbor clean up and natural resource damages. That agreement included reopener provisions allowing the EPA to institute new proceedings against AVX, including the right to seek to have AVX perform or pay for additional clean up under certain circumstances.

On April 18, 2012, EPA issued to AVX a Unilateral Administrative Order directing AVX to perform the remainder of the harbor clean up, invoking the clean up reopeners described above.

After settlement negotiations, including mediation, between the parties, the current agreement with the EPA and the Commonwealth of Massachusetts was reached whereby AVX will pay $366.25 million, plus interest, in three installments over a two-year period for use by EPA and the Commonwealth to complete clean up of the harbor, and the EPA will withdraw the Unilateral Administrative Order.

The recent agreement is contained in a Supplemental Consent Decree that modifies certain provisions of the 1992 Consent Decree, including elimination of the governments’ right to invoke the clean up reopeners in the future. EPA has filed the Supplemental Consent Decree in the United States District Court for the District of Massachusetts. A 30-day public comment period is planned. The settlement requires approval by the United States District Court before becoming final.

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

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Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avxus.com

2139040.2